EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS

Third Quarter 2013 Highlights

·	Net income of $1.21 per share
·	5.1 percent increase in adjusted net income per share to $1.23
·	2 percent increase in metal container volumes
·	Issued $300 million of 5½% Senior Notes
·	Completed strategic acquisition of Portola Packaging in October

STAMFORD, CT, October 23, 2013 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported third quarter 2013 net income of $77.2 million, or $1.21 per diluted share, as compared to third quarter 2012 net income of $78.7 million, or $1.13 per diluted share.

“While adjusted net income per diluted share of $1.23 for the third quarter of 2013 was a new record, these results were below our expectations for the quarter,” said Tony Allott, President and CEO.  “As expected, our metal container business did see an increase in unit volumes, although this increase was well below anticipated levels as the fruit and vegetable packs were weaker than expected in key U.S. and European regions.  Our closure business continued to experience lower demand for single-serve beverages, which we attribute to cooler temperatures.

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SILGAN HOLDINGS
October 23, 2013

Our plastic container business was negatively impacted by lower volumes in the legacy operations and delays in passing through inflationary resin costs,” continued Mr. Allott.  “We view most of these volume issues to be transitory in nature and believe each of our businesses is reacting appropriately in terms of managing costs, driving manufacturing efficiencies and continuing to enhance our long-term competitive positions.  In that light, we also completed the acquisition of Portola Packaging this week, and eagerly welcome this expansion of capabilities to our global closure franchise.  Based on our year to date results, lower than expected volumes in the fourth quarter of 2013 and the impact of higher interest expense as a result of our recent 5½% Senior Notes issuance, we are revising our full year 2013 earnings estimate of adjusted net income per diluted share to a range of $2.75 to $2.85,” concluded Mr. Allott.

Adjusted net income per diluted share was $1.23 for the third quarter of 2013 as compared to $1.17 for the third quarter of 2012, after adjustments increasing net income per diluted share by $0.02 for the third quarter of 2013 and $0.04 for the third quarter of 2012.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the third quarter of 2013 were $1,167.9 million, an increase of $28.4 million, or 2.5 percent, as compared to $1,139.5 million in 2012.  This increase was the result of an increase in net sales across all businesses.

Income from operations for the third quarter of 2013 was $135.9 million, an increase of $3.5 million, or 2.6 percent, as compared to $132.4 million for the third quarter of 2012, while operating margin remained unchanged at 11.6 percent for both periods.  The increase in income from operations was attributable to higher income from operations in the metal container and plastic container businesses, partially offset by an increase in corporate expenses due primarily to the timing of certain legal matters and acquisition related costs and a slight decline in income from operations in the closure business.  Income from operations included rationalization charges of $1.3 million and costs attributable to announced acquisitions of $1.0 million in the third quarter of 2013 and rationalization charges of $2.1 million, new plant start-up costs of $1.4

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SILGAN HOLDINGS
October 23, 2013

million and costs attributable to announced acquisitions of $0.8 million in the third quarter of 2012.

Interest and other debt expense for the third quarter of 2013 was $17.0 million, an increase of $1.0 million as compared to the third quarter of 2012, primarily due to higher average interest rates as a result of the issuance in September 2013 of $300 million aggregate principal amount of 5½% Senior Notes due 2022.

The effective tax rate was 35.1 percent and 32.4 percent for the third quarters of 2013 and 2012, respectively.  The effective tax rate for the third quarter of 2012 benefited from the resolution of certain issues with tax authorities and changes to statutory tax rates enacted in certain jurisdictions.

Metal Containers

Net sales of the metal container business were $831.1 million for the third quarter of 2013, an increase of $17.0 million, or 2.1 percent, as compared to $814.1 million in 2012.  This increase was primarily the result of an increase in unit volumes, the impact of favorable foreign currency translation and the pass through of higher raw material costs.  While overall unit volumes did increase approximately 2 percent, net sales were negatively impacted by poor fruit and vegetable pack conditions, particularly in the west coast of the U.S. and in central and southern Europe.

Income from operations of the metal container business in the third quarter of 2013 increased $4.8 million to $108.3 million as compared to $103.5 million in 2012, and operating margin increased to 13.0 percent from 12.7 percent over the same periods.  The increase in income from operations was primarily a result of an increase in unit volumes, the favorable impact from better absorption of overhead costs due to a smaller reduction in inventory in the third quarter of 2013 as compared to the same period in 2012, lower rationalization charges and new plant start-up costs incurred in 2012, partially offset by an unfavorable mix of products sold and the impact from under absorbed operating costs at the new plants in Eastern Europe and the Middle East.  Rationalization charges were $0.3 million and $1.7 million in the third quarters of 2013 and 2012, respectively.  New plant start-up costs were $1.4 million in the third quarter of 2012.

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SILGAN HOLDINGS
October 23, 2013

Closures

Net sales of the closures business were $185.2 million in the third quarter of 2013, an increase of $2.5 million, or 1.4 percent, as compared to $182.7 million in 2012.  This increase was primarily the result of the impact of favorable foreign currency translation and the pass through of higher raw material costs, partially offset by approximately 4 percent lower worldwide unit volumes largely due to softness in single-serve beverages as compared to very strong domestic volumes for these products in the prior year quarter.

Income from operations of the closures business for the third quarter of 2013 decreased $1.0 million to $23.1 million as compared to $24.1 million in 2012, and operating margin decreased to 12.5 percent from 13.2 percent over the same periods.  The decrease in income from operations was primarily due to a decline in unit volumes, the unfavorable impact from the lagged pass through of increases in resin costs and higher rationalization charges, partially offset by operating cost savings and improved manufacturing efficiencies.  Rationalization charges were $1.0 million and $0.5 million in the third quarters of 2013 and 2012, respectively.

Plastic Containers

Net sales of the plastic container business were $151.6 million in the third quarter of 2013, an increase of $8.9 million, or 6.2 percent, as compared to $142.7 million in 2012.  This increase was primarily due to approximately 4 percent higher volumes, an increase in average selling prices due primarily to the pass through of higher raw material costs and a more favorable mix of products sold, partially offset by the impact of unfavorable foreign currency translation.  The increase in unit volumes was attributable to the plastic food container operations acquired in August 2012 which more than offset significantly lower volumes in the legacy operations due in part to weaker consumer demand as well as ongoing efforts to rebalance the portfolio of the business.

Income from operations of the plastic container business for the third quarter of 2013 was $8.6 million, an increase of $2.4 million as compared to $6.2 million in 2012, and operating margin increased to 5.7 percent from 4.3 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of the plastic food container operations and a more favorable mix of products sold, partially offset by lower volumes in the legacy operations

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SILGAN HOLDINGS
October 23, 2013

and the unfavorable impact from the lagged pass through of increases in resin costs in the current year quarter as compared to the favorable impact from resin in the prior year quarter.

Nine Months

Net income for the first nine months of 2013 was $162.1 million, or $2.50 per diluted share, as compared to net income for the first nine months of 2012 of $122.0 million, or $1.74 per diluted share.  Adjusted net income per diluted share for the first nine months of 2013 was $2.31 versus $2.22 in the prior year period, after adjustments decreasing net income per diluted share by $0.19 for the first nine months of 2013 and adjustments increasing net income per diluted share by $0.48 for the first nine months of 2012.

Net sales for the first nine months of 2013 increased $114.2 million, or 4.2 percent, to $2.84 billion as compared to $2.73 billion for the first nine months of 2012.  This increase was primarily due to the inclusion of net sales from acquired operations, higher unit volumes in the metal container business, higher average selling prices in all businesses due to the pass through of higher raw material costs, the favorable impact from foreign currency translation and a favorable mix of products sold in the plastic container business.  These increases were partially offset by the impact of lower volumes in the legacy operations of the plastic container business and in the closure business, including in Venezuela.

Income from operations for the first nine months of 2013 was $268.9 million, an increase of $2.1 million, or 0.8 percent, from the same period in 2012.  This increase was primarily a result of an increase in unit volumes in the metal container business, the inclusion of acquired operations, improved manufacturing efficiencies, a favorable mix of products sold in the plastic container business and lower rationalization charges and new plant start-up costs.  These increases were partially offset by the $3.0 million charge for the remeasurement of net assets and $5.5 million unfavorable operating performance primarily due to the political climate and currency restrictions in Venezuela, lower volumes in the legacy operations of the plastic container business and in the closure business, weaker performance in International operations primarily driven by continued economic challenges in Europe and the impact from under absorbed operating costs at the new plants in Eastern Europe and the Middle East, the unfavorable impact from the lagged pass through of increases in resin costs and the unfavorable comparison of a

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SILGAN HOLDINGS
October 23, 2013

reduced inventory build as compared to the prior year period in the metal container business.  Rationalization charges were $3.6 million in the first nine months of 2013 as compared to $5.8 million in the first nine months of 2012.  New plant start-up costs were $0.8 million in the first nine months of 2013 as compared to $4.3 million in the first nine months of 2012.  Costs attributable to announced acquisitions were $1.2 million in the first nine months of 2013 as compared to $1.5 million in the first nine months of 2012.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2013 was $47.7 million, an increase of $0.1 million as compared to the first nine months of 2012.  This increase was primarily due to higher average debt balances, mostly offset by lower average interest rates.  Loss on early extinguishment of debt of $2.1 million for the first nine months of 2013 was a result of the prepayment of $300.9 million of term debt under the senior secured credit facility.  Loss on early extinguishment of debt of $38.7 million in the first nine months of 2012 was a result of the redemption of the 7¼% Senior Notes due 2016.

The effective tax rate for the first nine months of 2013 was 35.0 percent, excluding the $19.7 million favorable tax adjustment primarily related to the completion of tax audits in the second quarter of 2013, as compared to 32.4 percent for the first nine months of 2012.  The effective tax rate for the first nine months of 2013 was unfavorably impacted by the cumulative adjustment of increases in enacted tax rates in certain foreign countries and the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations. The effective tax rate for the first nine months of 2012 was favorably impacted by the cumulative adjustment of reductions in enacted tax rates in certain foreign countries and the resolution of certain issues with tax authorities.

Outlook for 2013

The Company revised its estimate of adjusted net income per diluted share for the full year of 2013 to a range of $2.75 to $2.85 from a range of $3.00 to $3.15, which excludes the tax audit adjustment recognized in the second quarter of 2013, rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the remeasurement of net assets in Venezuela.  This revision is principally due to the Company’s performance to date, lower than expected volumes in the metal and plastic

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SILGAN HOLDINGS
October 23, 2013

container businesses in the fourth quarter of 2013 and the impact of additional interest expense from the September 2013 issuance of $300 million of 5½% Senior Notes.  In addition, the acquisition of Portola Packaging is expected to be slightly dilutive for the fourth quarter of 2013 due to the write-up of inventory required by purchase accounting.  This estimate compares to record adjusted net income per diluted share of $2.70 in the prior year.  Given the reduction in the estimate of earnings for 2013, the Company is also adjusting its free cash flow estimate for the year ended 2013 from approximately $250 million to approximately $225 million.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2013, which excludes rationalization charges, in the range of $0.44 to $0.54.  This estimate compares to adjusted net income per diluted share of $0.47 in the fourth quarter of 2012.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2013 at 11:00 a.m. eastern time on October 23, 2013.  The toll free number for those in the U.S. and Canada is (800) 946-0713, and the number for international callers is (719) 325-2285.  For those unable to listen to the live call, a taped rebroadcast will be available until November 6, 2013.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 3872627.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012.  Silgan operates 89 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.   Such forward looking statements

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SILGAN HOLDINGS
October 23, 2013

are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2013	2012	2013	2012

Net sales	$1,167.9	$1,139.5	$2,843.7	$2,729.5

Cost of goods sold	980.1	960.7	2,416.5	2,321.4

Gross profit	187.8	178.8	427.2	408.1

Selling, general and administrative expenses	50.6	44.3	154.7	135.5

Rationalization charges	1.3	2.1	3.6	5.8

Income from operations	135.9	132.4	268.9	266.8

Interest and other debt expense before loss on
early extinguishment of debt	17.0	16.0	47.7	47.6

Loss on early extinguishment of debt	-	-	2.1	38.7

Interest and other debt expense	17.0	16.0	49.8	86.3

Income before income taxes	118.9	116.4	219.1	180.5

Provision for income taxes	41.7	37.7	57.0	58.5

Net income	$77.2	$78.7	$162.1	$122.0

Earnings per share:
Basic net income per share	$1.22	$1.13	$2.51	$1.75
Diluted net income per share	$1.21	$1.13	$2.50	$1.74

Cash dividends per common share	$0.14	$0.12	$0.42	$0.36

Weighted average shares (000’s):
Basic	63,449	69,375	64,522	69,679
Diluted	63,864	69,685	64,911	69,984

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2013	2012	2013	2012
Net sales:
Metal containers	$831.1	$814.1	$1,826.0	$1,738.7
Closures	185.2	182.7	527.9	528.8
Plastic containers	151.6	142.7	489.8	462.0
Consolidated	$1,167.9	$1,139.5	$2,843.7	$2,729.5

Income from operations:
Metal containers (a)	$108.3	$103.5	$193.6	$185.6
Closures (b)	23.1	24.1	55.4	65.1
Plastic containers (c)	8.6	6.2	30.4	24.2
Corporate (d)	(4.1)	(1.4)	(10.5)	(8.1)
Consolidated	$135.9	$132.4	$268.9	$266.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2013	2012	2012
Assets:
Cash and cash equivalents	$134.5	$422.5	$465.6
Trade accounts receivable, net	587.7	597.7	326.7
Inventories	544.5	561.5	515.9
Other current assets	65.1	51.6	70.3
Property, plant and equipment, net	1,052.4	1,092.6	1,098.8
Other assets, net	818.9	816.1	816.2
Total assets	$3,203.1	$3,542.0	$3,293.5

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$390.9	$407.3	$447.2
Current and long-term debt	1,799.9	1,989.7	1,671.3
Other liabilities	382.1	408.7	421.4
Stockholders’ equity	630.2	736.3	753.6
Total liabilities and stockholders’ equity	$3,203.1	$3,542.0	$3,293.5

(a)
Includes new plant start-up costs of $1.4 million for the three months ended September 30, 2012 and $0.8 million and $4.3 million for the nine months ended September 30, 2013 and 2012, respectively.  Includes rationalization charges of $0.3 million and $1.7 million for the three months ended September 30, 2013 and 2012, respectively, and $1.7 million for each of the nine months ended September 30, 2013 and 2012.

(b)
Includes a charge for the remeasurement of net assets in Venezuela of $3.0 million for the nine months ended September 30, 2013 and rationalization charges of $1.0 million and $0.5 million for the three months ended September 30, 2013 and 2012, respectively, and $1.2 million and $2.6 million for the nine months ended September 30, 2013 and 2012, respectively.

(c)
Includes a rationalization credit of $0.1 million for the three months ended September 30, 2012 and rationalization charges of $0.7 million and $1.5 million for the nine months ended September 30, 2013 and 2012, respectively.

(d)
Includes costs attributable to announced acquisitions of $1.0 million and $0.8 million for the three months ended September 30, 2013 and 2012, respectively, and $1.2 million and $1.5 million for the nine months ended September 30, 2013 and 2012, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2013	2012

Cash flows provided by (used in) operating activities:
Net income	$162.1	$122.0
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	127.1	125.2
Rationalization charges	3.6	5.8
Loss on early extinguishment of debt	2.1	38.7
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(258.1)	(239.2)
Inventories	(25.0)	10.8
Trade accounts payable and other changes, net	(11.0)	6.7
Contributions to domestic pension benefit plans	-	(76.0)
Net cash provided by (used in) operating activities	0.8	(6.0)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(6.0)	(317.5)
Capital expenditures	(79.9)	(84.7)
Proceeds from asset sales	6.7	1.4
Net cash used in investing activities	(79.2)	(400.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(27.2)	(25.4)
Changes in outstanding checks – principally vendors	(73.5)	(66.2)
Shares repurchased under authorized repurchase program	(267.6)	(33.9)
Net borrowings and other financing activities	115.6	557.7
Net cash (used in) provided by financing activities	(252.7)	432.2

Cash and cash equivalents:
Net (decrease) increase	(331.1)	25.4
Balance at beginning of year	465.6	397.1
Balance at end of period	$134.5	$422.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2013	2012	2013	2012

Net income per diluted share as reported	$1.21	$1.13	$2.50	$1.74

Adjustments:
Tax audit adjustment	-	-	(0.30)	-
Rationalization charges	0.01	0.02	0.03	0.05
New plant start-up costs	-	0.01	0.01	0.04
Costs attributable to announced acquisitions	0.01	0.01	0.01	0.02
Loss on early extinguishment of debt	-	-	0.02	0.37
Venezuela remeasurement	-	-	0.04	-
Adjusted net income per diluted share	$1.23	$1.17	$2.31	$2.22

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2013	2013	2012	2013	2013	2012
Net income per diluted share as estimated
for 2013 and as reported for 2012	$0.42	$0.52	$0.42	$2.93	$3.03	$2.17

Adjustments:
Tax audit adjustment	-	-	-	(0.31)	(0.31)	-
Rationalization charges	0.02	0.02	0.03	0.05	0.05	0.08
New plant start-up costs	-	-	0.02	0.01	0.01	0.06
Costs attributable to announced acquisitions (2)	-	-	-	0.01	0.01	0.02
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.37
Venezuela remeasurement	-	-	-	0.04	0.04	-
Adjusted net income per diluted share as estimated for 2013 and presented for 2012	$0.44	$0.54	$0.47	$2.75	$2.85	$2.70

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt, tax adjustments for prior periods related to the completion of Internal Revenue Service audits and the impact from the remeasurement of net assets in Venezuela from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.